UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2005

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13582	51-0363307
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 2, 2005, Speedway Motorsports, Inc. (the “Company”) entered into the Third Amendment (the “Third Amendment”) to the Credit Agreement dated May 16, 2003, as amended (the “Credit Agreement”), between the Company and certain of its subsidiaries and related parties, the various lenders identified on the signature pages thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent for the Lenders, Wachovia Bank, N.A., as Syndication Agent , Calyon New York Branch and SunTrust Bank, as the Documentation Agents, and Banc of America Securities LLC, as Lead Arranger and Book Manager for the Lenders.

Pursuant to the Third Amendment, the parties amended the Credit Agreement for the purpose of providing the Company with requested flexibility with respect to permitted investments in and capital expenditures for motorsports and non-motorsports related transactions and business activities, including acquisitions in the motorsports industry and other acquisitions consistent with the nature of the Company’s business. The Third Amendment also made changes in the agency relationship between the Administrative Agent and the Lenders.

Annual capital expenditures are limited to $80,000,000, plus up to an additional $150,000,000 for certain specified capital expenditures during the two-year period of fiscal 2005 and 2006. Subject to certain terms and conditions, the Company may enter into and consummate transactions related to the motorsports industry so long as the aggregate cash consideration for such transactions in any fiscal year does not exceed 35% of the Company’s consolidated net worth at the immediately preceding fiscal year end. The Company may consummate other acquisitions consistent with the nature of its business provided that the cash consideration paid for such other acquisitions does not exceed $100,000,000 in the aggregate over the term of the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.
(Registrant)

Date: December 8, 2005	By:	/s/ William R. Brooks
William R. Brooks
Executive Vice President and Chief Financial Officer